Exhibit 99.1

News	FOR IMMEDIATE RELEASE

Scott Krenz Joins Heidrick & Struggles as Chief Financial Officer

CHICAGO (June 10, 2008)—Heidrick & Struggles International, Inc. (Nasdaq: HSII), the world’s premier executive search and leadership consulting firm, today announced it has named Scott Krenz as chief financial officer, effective August 4, 2008.

“Scott is an experienced finance executive with proven ability working in global, publicly traded professional services firms. During his lengthy tenure at EDS Scott held a range of positions with his final two roles being Chief Financial Officer for Europe, Middle East & Africa and Corporate Treasurer,” said Chief Executive Officer L. Kevin Kelly. “His breadth of experience will serve Heidrick & Struggles and our shareholders well and we are pleased to welcome him to our senior management team.”

Most recently, Krenz, 56, was Executive Vice President and Chief Financial Officer of Navigant Consulting. Previously, he was Chief Financial Officer at Sapient Corporation. Prior to Sapient, Krenz held senior finance positions of increasing responsibility during a19-year tenure at Electronic Data Systems Corporation (EDS). Krenz started his career in public accounting with Ernst & Whinney.

Krenz holds an MBA in finance from Tulane University and a bachelor’s degree in history from Northwestern University. He earned his CPA in the State of Illinois in 1977.

Added Kelly: “Scott is joining a preeminent brand with tremendous opportunities ahead driven by demographic and secular trends as well as by our own growth initiatives.”

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world’s premier provider of senior-level executive search and leadership consulting services, including talent management, board building, executive on-boarding and M&A effectiveness. For more than 50 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information about Heidrick & Struggles, please visit www.heidrick.com.

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Contacts

Investors & Analysts:

Julie Creed, VP, Investor Relations: +1 312 496 1774 or jcreed@heidrick.com

Media:

Eric Sodorff, Director, Communications: +1 312 496 1613 or esodorff@heidrick.com

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